Exhibit 23.1

BDO — Pierrend, Gómez & Asociados S. Civil de R.L.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-215029) and Forms S-8 (No. 333-58298, No 333-129152, No. 333-147448, No. 333-161459, No. 333-168588 and No. 333-183142) of our report dated June 21, 2017 except for the statement of cash flows and notes 1(s) and 13 which are as of April 24, 2019, and notes 2 and 7 which are as of June 26, 2018, relating to the financial statements of Perurail S.A., which appears in this Form 10-K/A Amendment No. 1 to the Annual Report on Form 10-K of Belmond Ltd. and subsidiaries for the year ended December 31, 2016.

Pierrend, Gómez & Asociados S. Civil de R.L.
Lima, Perú
April 24, 2019

Countersigned by:

/s/ Liliana Córdova Mejía
Liliana Córdova Mejía
Certified Chartered Public Accountant
Register No. 01-17661